EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-97544 and 333-33294) of Microfield Graphics, Inc. of our report dated November 27, 2002 relating to the financial statements of Innovative Safety Technologies, LLC included in this Current Report on Form 8-K/A.

/s/PricewaterhouseCoopers LLP

Portland, Oregon

November 27, 2002

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